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November 17, 2021

The Finite Solar Finance Fund
c/o U.S. Bank Global Fund Services
615 E. Michigan Avenue
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

We have acted as counsel to The Finite Solar Finance Fund, a Delaware statutory trust (the “Fund”), in connection with the filing of a Registration Statement on Form N-2 (Registration No. 333-252919) as originally filed on February 10, 2021 with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and under the Investment Company Act of 1940, as amended, and as amended by Pre-Effective Amendment No. 2 to the Registration Statement filed on or about the date hereof (as amended, the “Registration Statement”), relating to the proposed issuance of the Fund’s common shares of beneficial interest, $0.001 par value per share (“Shares”).  Pursuant to Article III of the Trust Instrument (as defined below), the Fund is authorized to issue an unlimited number Shares of the Fund.

In rendering this opinion letter, we have examined the following documents: (i) the Registration Statement; (ii) the Certificate of Trust of the Fund, as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on January 12, 2021, as amended by the Certificate of Amendment to Certificate of Trust filed with the Secretary on October 11, 2021 (as amended, the “Certificate of Trust”); (iii) the Second Amended and Restated Agreement and Declaration of Trust of the Fund, dated as of November 17, 2021 (the “Trust Instrument”); (iv) the By-Laws of the Fund, as in effect on the date hereof (the “By-Laws”) as approved by the Board of Trustees of the Fund (the “Board”); (v) copies of certain resolutions adopted by the Board (the “Resolutions”); (vi) a Certificate of Good Standing for the Fund, dated November 17, 2021, obtained from the Secretary of State; and (vii) a certificate of an officer of the Fund. We have not reviewed any documents in rendering this opinion letter other than the documents listed above in clauses (i) through (vii). In particular, we have not reviewed any document (other than the documents listed above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements, and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete, and accurate in all material respects.

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November 17, 2021

            As to various questions of fact material to our opinions stated herein, we have relied upon the representations and warranties made in the foregoing documents. With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion letter, we have also assumed (i) that the Trust Instrument, the By-Laws, the Certificate of Trust, and Resolutions constitute the only documents governing the creation, operation and termination of the Fund, and that the Trust Instrument, the By-Laws and the Certificate of Trust are in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Fund) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment, by each person to whom a Share has been or is to be issued by the Fund, for such Share, in accordance with the Trust Instrument and the Resolutions and as contemplated by the Registration Statement, (vii) that the Shares will be issued and sold to the shareholders in accordance with the Trust Instrument, By-Laws and the Resolutions and as contemplated by the Registration Statement, and (viii) that the Shares will be issued against consideration therefor as described in the Registration Statement, and that such consideration will have been at least equal to the applicable net asset value. We have also assumed that the Registration Statement will be declared effective by the SEC.

This opinion letter is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto.

Based upon the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth in this letter, we are of the opinion that:

1.	The Fund has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. §3801, et. seq.
2.	The Shares, when sold, paid for and issued in accordance with the terms of the Registration Statement, will be validly issued, fully paid and non-assessable.

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November 17, 2021

With respect to the opinion expressed in paragraph 2 above, we note that, pursuant to Section 4.5 of Article IV of the Trust Instrument, the trustees have the power to cause any shareholder of the Fund to pay directly, in advance or arrears, an amount fixed from time to time by the trustees or an officer of the Fund for charges of the Fund’s custodian or transfer, dividend disbursing, shareholder servicing or similar agent, including by setting off such amount due from such shareholder from the amount of (i) declared but unpaid dividends or distributions owed such shareholder or (ii) proceeds from the redemption by the Fund of shares from such shareholder.

We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may come to our attention or any changes in laws or court decisions which may occur after the date hereof.

This opinion letter is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.  Except as provided in the following paragraph, the opinions set forth above are expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon by, or filed with, any other person or entity or for any other purpose without our prior written consent.

We hereby consent to (i) the filing of this opinion letter as an exhibit to the Registration Statement, and (ii) the use of our name and to the references to our Firm under the caption “Legal Counsel” in the Prospectus and Statement of Additional Information included in the Registration Statement. This consent does not constitute a consent under Section 7 of the Securities Act and in consenting to the use of our name and the references to our Firm under such caption we have not certified any part of the Registration Statement and we do not otherwise concede that we come within the categories of persons whose consent is required under said Section 7 or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Blank Rome LLP
BLANK ROME LLP

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